As filed with the Securities and Exchange Commission on March 31, 2023
Registration Nos. 333-207106
333-262677

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-207106
FORM S-3 REGISTRATION STATEMENT NO. 333-262677
UNDER
THE SECURITIES ACT OF 1933

AgroFresh Solutions, Inc.
(Exact name of registrant as specified in its charter)
Delaware	46-4007249
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

One Washington Square
510-530 Walnut Street, Suite 1350
Philadelphia, PA 19106
(267) 317-9135
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas Ermi
One Washington Square
4510-530 Walnut Street, Suite 1350
Philadelphia, PA 19106
(817) 928-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE
REMOVAL FROM REGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements (the “Registration Statements”) on Form S-3 filed by AgroFresh Solutions, Inc., a Delaware corporation (the “Registrant”), and are being filed to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

1.
Registration Statement on Form S-3 (333-207106), originally filed with the Securities and Exchange Commission (the “SEC”) on September 24, 2015, which registered 15,903,048 shares of the Registrant’s common stock, par value $0.0001 per share, at a proposed maximum offering price of $10.04 per share; and

2.
Registration Statement on Form S-3 (333-262677), originally filed with the SEC on February 11, 2022, which registered $200,000,000 of common stock, preferred stock, warrants, rights, units and debt securities of the Registrant.

On March 31, 2023, pursuant to its previously announced Agreement and Plan of Merger, dated as of November 21, 2022, by and among the Registrant, Project Cloud Holdings, LLC, a Delaware limited liability company (“Parent”), and Project Cloud Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the above-referenced Registration Statements. Accordingly, the Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and, in accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities of the Registrant registered under the Registration Statements that remain unsold or otherwise unissued as of the effective date of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on March 31, 2023.

AGROFRESH SOLUTIONS, INC.

By:	/s/ Thomas Ermi
Thomas Ermi
Vice President and General Counsel

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.